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                     CONSENT OF NEEDHAM & COMPANY, INC.



     We hereby consent to the inclusion in the Proxy Statement of Nor'Wester Brewing Company, Inc., Willamette Valley, Inc. Microbreweries Across America, Aviator Ales, Inc., Bayhawk Ales, Inc., and Mile High Brewing
Company / Prospectus of United Craft Brewers, Inc. (the "Proxy Statement/Prospectus") forming part of this Registration Statement on Form S-4 of our opinion dated May 12, 1997 to the Board of Directors of Nor'Wester Brewing Company, Inc. attached as Annex C to the Proxy Statement/Prospectus and to the references to our opinion under the captions "Summary--The Consolidation and Investment," "The Consolidation and Investment by UBA--Background of the Consolidation and Investment by UBA," "The Consolidation and Investment by UBA--Nor'Wester's Reasons for the Consolidation; Recommendations of the Board of Directors of Nor'Wester," and "The Consolidation and Investment by
UBA--Opinion of Needham & Company, Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.


                                       /s/ Needham & Company, Inc

                                       NEEDHAM & COMPANY, INC.


July 23, 1997